UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2015 (November 17, 2015)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 14th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of R. Lawrence Roth as Chief Executive Officer

Effective November 17, 2015, the board of directors appointed R. Lawrence Roth to serve as the chief executive officer of the Company. Mr. Roth will also continue to serve as chief executive officer of Cetera Financial Group, Inc. (“Cetera”), the Company’s independent retail advice division.

Mr. Roth, 58, has served as chief executive officer of Cetera, and as a member of the board of directors of Cetera Financial Holdings. Inc., one of the Company’s subsidiaries that is the holding company of Cetera, since May 2014. Previously, Mr. Roth served as a director of the Company from April 2015 to August 2015. Mr. Roth also served as the chief executive officer of Realty Capital Securities, LLC (“RCS”), a subsidiary of the Company, from September 2013 through May 2014. In January 2006, Mr. Roth became president and chief executive officer of Royal Alliance, a subsidiary of AIG Advisor Group, Inc., and then became president and chief executive officer of AIG Advisor Group in September 2007 until September 2013. Prior to joining AIG Advisor Group, Mr. Roth served as managing director for Berkshire Capital Securities, LLC, from 2001 until January 2006. Mr. Roth has previously served as chairman of the board of directors, and is currently a board member, of The Insured Retirement Institute, a leading association for the retirement income industry. He also previously served as chairman of the board of directors for the Financial Services Institute, a not-for-profit organization that seeks to ensure that all individuals have access to competent and affordable financial advice. Mr. Roth has over 30 years of experience in the financial services industry with experience in securities, investment banking, brokerage and management. Mr. Roth began his professional career at Deloitte & Touche as a certified public accountant (CPA). Mr. Roth received his bachelor’s degree from Michigan State University and his juris doctor from the University of Detroit School of Law. He has also graduated from the Owner/President Management Program at Harvard University’s Graduate School of Business Administration. Mr. Roth holds FINRA Series 7, 24 and 63 licenses.

As the chief executive officer of RCS, Mr. Roth was entitled to receive a base salary of $700,000, subject to annual increases (the “RCS Base Salary”); an annual performance bonus of at least $800,000 (the “RCS Minimum Bonus”) and no greater than 150% of the RCS Base Salary, inclusive of the RCS Minimum Bonus; commissions of 0.01% of all RCS sales of alternative investment products; a retention bonus of $1,800,000 in cash on January 30, 2014 and $333,333.34 in restricted shares in the Company payable in January of each of 2014, 2015 and 2016; long-term incentive awards in the outperformance plan of RCS Capital Management; and other customary employee fringe benefits.

As the chief executive officer of Cetera, Mr. Roth is entitled to receive a base salary of $1,700,000, subject to annual increases (the “Cetera Base Salary”), an annual performance bonus of at least $800,000 (the “Cetera Minimum Bonus”) and no greater than 150% of the Cetera Base Salary, inclusive of the Cetera Minimum Bonus; an additional incentive bonus of up to $300,000; a retention bonus of 25,000 restricted shares in the Company payable in January of each of 2015, 2016, 2017 and 2018; long-term incentive awards in the outperformance plan of RCS Capital Management; and other customary employee fringe benefits.

Mr. Roth will not receive any additional compensation for his service as the chief executive officer of the Company.

As a non-independent director of the Company, Mr. Roth did not receive compensation for his service on the board of directors.

In 2013, the Company extended a non-interest bearing loan to Mr. Roth in the amount of $187,046 in respect of federal income taxes payable by Mr. Roth on the vested portion of certain restricted stock grants he received upon the commencement of his employment with a subsidiary of the Company. Mr. Roth repaid such loan in full in 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: November 20, 2015	By:	/s/ R. Lawrence Roth
	Name:	R. Lawrence Roth
	Title:	Chief Executive Officer